Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Globix Corporation on Form S-8 of our reports dated December 22, 2005, relating to the consolidated financial statements, the financial schedule (Schedule II), management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in its Annual Report on Form 10-K for the year ended September 30, 2005.

/s/ Amper, Politziner & Mattia, P.C.
Edison, New Jersey

August 9, 2006